Exhibit 10.33

                                      ELXSI
                          4209 Vineland Road, Suite J-1
                             Orlando, Florida 32811
                                 (407) 849-1090

                                                             As of June 30, 1997
Cadmus Corporation
4209 Vineland Road, Suite J-1
Orlando, Florida  32811

                     Extension No. 2 of Management Agreement
                     ---------------------------------------
Dear Sirs:

     Reference is made to that certain Management Agreement dated as of September 25, 1989 (the "Management Agreement") between (1) Cadmus Corporation, a Massachusetts corporation ("Cadmus"), as assignee of Milley Management
Incorporated, a Delaware corporation ("MMI"), the assignee of Winchester National, Inc. d/b/a Milley & Company, a Delaware corporation, and (2) ELXSI, a California corporation (the "Corporation"), as assignee of ELXSI Corporation, a Delaware corporation ("Parent") and the direct, 100% parent corporation of the Corporation.

     The Management Agreement originally provided for a term expiring on September 30, 1992. Under that certain letter agreement dated September , 1992 (captioned "Management Agreement Extension") between the Corporation and MMI (the "First Extension"), such parties agreed that the Management Agreement would continue in effect through at least September 30, 1995 and, thereafter, until terminated by either such party with the approval of a majority of its Board of Directors on not less than 90 days prior written notice to the other. On January 1, 1994, with the consent of the Corporation, MMI assigned and delegated to Cadmus all of MMI's rights and obligations under the Management Agreement. The Management Agreement, as extended under the First Extension, has remained in full force and effect continuously through the date hereof. Since the date of the foregoing assignment and delegation, Cadmus has skillfully and diligently performed its duties and responsibilities under the Management Agreement.

     The Corporation now wishes to be assured (by this letter agreement) of the continued, long-term services of Cadmus under the Management Agreement, and Cadmus is willing to assure the same (by this letter agreement), on the terms and conditions set forth below in this letter agreement. Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both of the parties hereto, and intending to be legally bound, it is hereby agreed as follows:

     1. Extension of Management Agreement Term. The Corporation and Cadmus hereby agree that, notwithstanding anything to the contrary set forth therein, the Management Agreement shall continue in effect (i) through June 30, 2005 (the "Initial Term"), and (ii) thereafter, until terminated by either such party with the approval of a majority of its Board of Directors on not less than 90 days prior written notice to the other.

     2. Compensation. (A) The first sentence of Section 4 of the Management Agreement is hereby amended by: (i) deleting such sentence in its entirety, and
(ii) inserting in lieu thereof the following two sentences:

         As compensation for the Services, M&C (or its successors and assigns) shall be paid by the Corporation a fee at the rate of, commencing on April 1, 1997 (the "Effective Date"), $600,000 per annum, which amount shall be increased (cumulatively) by five percent (5%) (the "Escalator") on each anniversary date of the Effective Date. Such fee shall be paid in monthly installments of 1/12th of the then-prevailing amount thereof on the last day of each month.

         (B) The fourth sentence of Section 4 of the Management Agreement is hereby amended by: (i) deleting such sentence in its entirety, and (ii) inserting in lieu thereof the following sentence:

         Notwithstanding the foregoing, from time to time M&C (or its successors and assigns) may request an increase in such fee or the Escalator in such amounts as may be warranted by the nature of the services rendered by M&C (or its successors and assigns); provided, however, that such increase shall be effective only if it is approved by a majority of the independent directors of ELXSI Corporation.

     3. Compensation Upon Termination. If Cadmus's services under the Management Agreement are terminated at any time for any reason (including by reason of a failure to renew or extend the Management Agreement prior to the expiration of the Initial Term), then prior to (and as a condition to) such termination, the Corporation shall pay (or cause to be paid) to Cadmus a lump-sum cash payment equal to: (i) the amount of fees (as provided under Section 4 of the Management Agreement as amended under Section 2 of this letter agreement, and as such fees may previously have been increased or may then be scheduled to increase as required or permitted under such Sections) that would have been (but for such termination) paid over the one-year period commencing with the effective date of such termination, plus (ii) if such termination is to take effect prior to the expiration of the Initial Term, the amount of fees (as provided under Section 4 of the Management Agreement as amended under Section 2 of this letter agreement, and as such fees may previously have been increased or may then be scheduled to increase as required or permitted under such Sections) that would have been (but for such termination) paid over the remaining Initial Term, less (iii) a present value discount calculated at an annual rate of six percent (6%) and taking into account the timing of the fee payments that would have been made to Cadmus during the remaining Initial Term (and, in the case of the foregoing clause (i), during the one-year period commencing with the effective date of the termination) assuming (for this purpose) that the services of Cadmus under the Management Agreement had not been terminated. For purposes of the foregoing clauses (i) and (ii), the Corporation's Operating Income (as defined in Section 4 of the Management Agreement) for all relevant periods shall be deemed to be in excess of $4,000,000 if Operating Income for the full fiscal year of the Corporation most recently completed prior to the relevant termination hereunder was in fact equal to or in excess of such amount.

     4. Further Actions. The Corporation and Cadmus agree from time to time to execute and deliver such documents and instruments, and to take such other and further actions, as the other party hereto may reasonably request in order to further give effect to or evidence the agreements with respect to the Management Agreement as set forth herein.

     5. Governing Law. This letter agreement shall be construed and enforced for all purposes and in all respects in accordance with the substantive laws of the State of New York.

     6. Entire Agreement. This letter agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and may be changed only by a written agreement signed by the parties hereto.

     If the foregoing is acceptable to you, kindly execute a counterpart of this letter in the space provided below and return at least one of the same to the undersigned.

                                                 Very truly yours,

                                                 ELXSI



                                                 By:____________________________
                                                    Title:



Accepted and Agreed to,
as of the date first
above written:

CADMUS CORPORATION



By:______________________
   Title: